Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
Lee Newitt (704) 344-8150 lnewitt@fairpoint.com

Media Contact: Sabina Haskell (802) 658-7351 shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS

2012 SECOND QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $38.1 million in the quarter and $67.2 million year-to-date

•	Cash balance grew to $43.8 million at June 30, 2012 from $35.8 million at March 31, 2012

•	Consolidated EBITDAR[2] of $70.2 million in the quarter

•	Net loss narrows to $37.1 million in the quarter

•	Landmark deregulation in New Hampshire, joining Maine and Vermont

Charlotte, N.C. (August 2, 2012) – FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the quarter ended June 30, 2012. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (EDT) on Friday, August 3, 2012.

“We’re pleased to report a very strong quarter,” said Paul H. Sunu, CEO of FairPoint. “We continue to make great strides on our ‘four pillar’ strategy to improve operations, level the regulatory playing field, transform our revenue composition and align our human resources. Our operational and regulatory achievements pave the way for our revenue strategy.”

Revenue Highlights

FairPoint continues to see positive momentum in its growth-oriented business and broadband products. Data and Internet services revenue grew 8.4% sequentially and new products, such as FairPoint’s Ethernet service offerings, continued to attract new customers. Growth in business and broadband products is a key element of FairPoint’s strategy to transform its revenue composition and offset continued erosion in the Company’s residential voice base. Ethernet services contributed approximately $10.2 million of revenue in the second quarter of 2012 as compared to $9.0 million in the first quarter of 2012 and $2.6 million in the second quarter of 2011. Growth in the Company’s Ethernet products is expected to continue as regional banks, healthcare networks and wireless carriers transition away from legacy technologies like frame relay.

FairPoint continues to see a steady improvement in its ability to attract and retain business customers, which contributed to an improvement in the rate of business voice access line loss in the quarter. The rate of loss in business voice access lines, which stood at 3.4% for the twelve months ended June 30, 2012, is less than half the 6.9% loss FairPoint experienced for the twelve months ended June 30, 2011. Business voice access lines declined only 0.8% sequentially versus March 31, 2012.

Regulatory Highlights

“We were thrilled with the legislation passed in New Hampshire in the quarter, which provides for the substantial deregulation of retail products and services in the state,” said Sunu. “When combined with the retail legislation passed in Maine and the new Incentive Regulation Plan in Vermont, FairPoint can now compete on a more level playing field in all three northern New England states as we expand our sales efforts and transform our revenue composition,” Sunu said.

[1]

Unlevered Free Cash Flow means Consolidated EBITDAR minus capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure. A reconciliation of Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

[2]

Consolidated EBITDAR means earnings before interest, taxes, depreciation, amortization and restructuring items as defined in the Company’s credit facility. Consolidated EBITDAR is a non-GAAP financial measure. A reconciliation of Consolidated EBITDAR to net income is contained in the attachments to this press release.

On June 11, 2012, Governor Lynch of New Hampshire signed into law historic legislation that substantially deregulates FairPoint’s retail operations in the state. Among other benefits, FairPoint now has greater regulatory flexibility for all products and services except unbundled basic local voice calling. The regulatory framework has been dramatically simplified and retail service quality penalties have been eliminated entirely in New Hampshire—reducing FairPoint’s exposure to such penalties by $12.5 million per year and further de-risking the business.

Operating and Human Resource Highlights

Broadband subscribers grew 5.1% year-over-year and 0.7% sequentially. FairPoint has added more than 15,000 broadband subscribers in the last twelve months, as penetration reached 32.2% of voice access lines at June 30, 2012.

Voice access line loss slowed for the ninth consecutive quarter, reaching 7.8% year-over-year and 1.8% sequentially.

As of June 30, 2012, FairPoint had approximately 3,410 employees, a decrease of 3.7% and 15.4% from Dec. 31, 2011 and Dec. 31, 2010, respectively.

Financial Highlights

Second Quarter 2012 as compared to First Quarter 2012

Revenue was $243.5 million in the second quarter of 2012 as compared to $248.5 million in the first quarter of 2012. The change was due primarily to a loss of voice access lines in the quarter and the impact of service quality penalty reversals which had a $1.2 million beneficial impact in the first quarter of 2012. Access revenue was down slightly, as growth in special access largely offset continued declines in switched access. Other revenue declined versus the first quarter of 2012 due primarily to a decline in late payment fees. Increases in broadband subscribers and Ethernet product revenues led to a $2.8 million increase in data and Internet services revenue.

Operating expenses, excluding depreciation, amortization and reorganization, were $190.7 million in the second quarter of 2012 as compared to $210.9 million in the first quarter of 2012. The Company recorded its annual vacation expense accrual of $13.8 million in the first quarter of 2012, which will be amortized over the balance of the year as vacation is used. Adjusting for the impact of the annual vacation accrual, operating expenses declined $6.4 million sequentially due primarily to decreases in employee expenses, contracted services and cost of goods sold.

Consolidated EBITDAR was $70.2 million in the second quarter of 2012 as compared to $55.3 million in the first quarter of 2012. Adjusting for the impact of the annual vacation expense, Consolidated EBITDAR was up slightly versus the first quarter of 2012, as operating expense reductions offset declines in revenue.

Net loss was $37.1 million in the second quarter of 2012 as compared to a net loss of $46.7 million in the first quarter of 2012. Adjusting for the impact of the annual vacation accrual, net loss was flat versus the first quarter of 2012.

Capital expenditures were $32.1 million in the second quarter of 2012 as compared to $26.3 million in the first quarter of 2012. While FairPoint will continue to be diligent in its approach to capital spending, the Company expects capital expenditures will increase for the remainder of 2012 as the Company expands its broadband footprint in New Hampshire in accordance with a regulatory commitment to reach 95% of its customers in the state by March 31, 2013.

FairPoint’s cash position grew to $43.8 million as of June 30, 2012, as compared to $35.8 million as of March 31, 2012 and $17.4 million as of Dec. 31, 2011. Cash grew to $43.8 million in the quarter even after a cash interest payment of approximately $16.5 million, principal repayment of $2.5 million and cash pension contributions of $5.7 million. The Company’s $75 million revolving credit facility is undrawn, with $62.6 million available for additional borrowing after applying $12.4 million for outstanding letters of credit.

Second Quarter 2012 as compared to Second Quarter 2011

Revenue was $243.5 million in the second quarter of 2012 as compared to $262.6 million a year earlier. The change was due primarily to a loss of voice access lines and the impact of service quality penalty reversals which had a $4.0 million beneficial impact in the second quarter of 2011. Access revenue declined versus a year earlier, which was primarily caused by the decline in voice access lines leading to fewer switched access minutes of use. Data and Internet services revenue grew as broadband subscribers and Ethernet product revenues increased year-over-year.

Operating expenses, excluding depreciation, amortization and reorganization, were $190.7 million in the second quarter of 2012 as compared to $202.8 million a year earlier. Decreases in employee expenses, bad debt and other expenses were partially offset by an increase in pension and OPEB expense.

Consolidated EBITDAR was $70.2 million in the second quarter of 2012 as compared to $70.5 million a year earlier. Operating expense reductions more than offset the impact of the revenue decline and a cash pension contribution of $5.7 million made during the second quarter of 2012. FairPoint did not make a cash pension contribution in the second quarter of 2011.

Capital expenditures were $32.1 million in the second quarter of 2012 as compared to $52.1 million a year earlier, when the Company was aggressively building fiber to towers and completing its regulatory commitment for broadband expansion in Vermont. As discussed above, FairPoint expects capital expenditures will increase for the remainder of 2012.

Net loss was $37.1 million in the second quarter of 2012 as compared to net loss of $27.1 million in the second quarter of 2011.

2012 Guidance

The Company plans to make cash contributions to its pension plan on a quarterly basis in 2012 and expects to contribute approximately $19.8 million for the full year, including the $11.5 million contributed in the first and second quarters combined. As the Company stated in its previous earnings release, FairPoint expects to generate Unlevered Free Cash Flow (after cash pension contributions) of $90 million to $100 million in 2012 through a continued focus on improving Consolidated EBITDAR margins and disciplined capital spending. FairPoint expects to pay approximately $68 million in interest and $10 million in loan amortization in 2012.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s quarterly report for the quarter ended June 30, 2012, which will be filed with the SEC on or prior to August 9, 2012. The Company’s results for the quarter ended June 30, 2012 are subject to the completion of its quarterly report for such period.

Fresh Start Accounting

On Jan. 24, 2011, the Company emerged from Chapter 11 bankruptcy protection and its Plan of Reorganization became effective. For purposes of generally accepted accounting principles, the Company adopted fresh start accounting as of Jan. 24, 2011, whereby the Company’s assets and liabilities were marked to their fair value as of the date of emergence. Accordingly, the Company’s consolidated statements of financial position and operations for periods after Jan. 24, 2011 will not be comparable in many respects to periods prior to the adoption of fresh start accounting.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter 2012 results at 8:30 a.m. (EDT) on Friday, August 3, 2012.

Participants should call (866) 578-5747 (US/Canada) or (617) 213-8054 (international) at 8:20 a.m. (EDT) and enter the passcode 88153752 when prompted. The title of the call is the Q2 2012 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 88754734 when prompted. The recording will be available from Friday, August 3, 2012, at 10:30 a.m. (EDT) through Friday, August 10, 2012, at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Consolidated EBITDAR, Unlevered Free Cash Flow and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Consolidated EBITDAR and Unlevered Free Cash Flow may be useful to investors in assessing the Company’s operating performance and its ability to meet its debt service requirements. The maintenance covenants contained in the Company’s credit facility are based on Consolidated EBITDAR. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Consolidated EBITDAR and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Consolidated EBITDAR, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Consolidated EBITDAR and Unlevered Free Cash Flow only supplementally. A reconciliation of Consolidated EBITDAR and Unlevered Free Cash Flow to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 18 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company’s plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company’s subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company’s future performance that represent management’s estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company’s management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company’s independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the

Company’s business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company’s guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.

Supplemental Financial Information

(Unaudited)

(in thousands, except per unit)

	2Q12	1Q12	4Q11	3Q11	2Q11
Summary Income Statement:
Revenue:
Voice services (1)	$111,525	$114,777	$118,580	$117,583	$124,676
Access	84,686	86,823	90,204	94,646	93,128
Data and Internet services (1)	36,118	33,332	32,418	32,854	32,258
Other services	11,124	13,542	12,960	12,829	12,574

Total revenue	243,453	248,474	254,162	257,912	262,636
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	190,672	210,903	203,717	213,483	202,784
Depreciation and amortization	93,780	93,207	91,951	91,547	90,614
Reorganization (income) expense (post-emergence)	(2,823)	(1,392)	(1,743)	(3,735)	2,510
Impairment of intangible assets and goodwill	—	—	—	262,019	—

Total operating expenses	281,629	302,718	293,925	563,314	295,908

Loss from operations	(38,176)	(54,244)	(39,763)	(305,402)	(33,272)
Other income (expense):
Interest expense	(16,983)	(17,028)	(17,173)	(17,147)	(16,996)
Other income (expense), net	(125)	302	472	488	350

Total other income (expense)	(17,108)	(16,726)	(16,701)	(16,659)	(16,646)

Loss before reorganization items and income taxes	(55,284)	(70,970)	(56,464)	(322,061)	(49,918)
Income tax benefit (expense)	18,211	24,258	(27,520)	42,620	22,821

Net loss	$(37,073)	$(46,712)	$(83,984)	$(279,441)	$(27,097)

Consolidated EBITDAR and Unlevered Free Cash Flow Reconciliation:
Net loss	$(37,073)	$(46,712)	$(83,984)	$(279,441)	$(27,097)
Income tax (benefit) expense	(18,211)	(24,258)	27,520	(42,620)	(22,821)
Interest expense	16,983	17,028	17,173	17,147	16,996
Depreciation and amortization	93,780	93,207	91,951	91,547	90,614
Non-cash pension and OPEB expense (2a)	11,996	12,981	12,984	9,592	10,583
Other non-cash items, net (2b)	395	(156)	(53)	260,518	(138)
Restructuring costs (2c)	276	463	275	844	2,608
All other allowed adjustments, net (2d)	2,050	2,771	4,112	2,866	(246)

Consolidated EBITDAR	$70,196	$55,324	$69,978	$60,453	$70,499

Consolidated EBITDAR margin	28.8%	22.3%	27.5%	23.4%	26.8%
Capital expenditures	$32,070	$26,257	$35,110	$35,169	$52,121

Unlevered Free Cash Flow	$38,126	$29,067	$34,868	$25,284	$18,378

Select Operating and Financial Metrics:
Residential access lines	619,240	631,724	645,453	662,562	680,189
Business access lines	306,682	309,078	311,241	314,290	317,584
Wholesale access lines (3)	69,375	72,233	76,065	80,025	82,231

Total switched access lines	995,297	1,013,035	1,032,759	1,056,877	1,080,004
% change y-o-y	-7.8%	-8.1%	-8.4%	-8.8%	-9.3%
% change q-o-q	-1.8%	-1.9%	-2.3%	-2.1%	-2.1%
Broadband subscribers (4)	320,812	318,510	314,135	312,475	305,155
% change y-o-y	5.1%	7.1%	8.4%	8.2%	5.4%
% change q-o-q	0.7%	1.4%	0.5%	2.4%	2.6%
penetration of access lines	32.2%	31.4%	30.4%	29.6%	28.3%

Access line equivalents	1,316,109	1,331,545	1,346,894	1,369,352	1,385,159

% change y-o-y	-5.0%	-4.9%	-5.0%	-5.4%	-6.4%
% change q-o-q	-1.2%	-1.1%	-1.6%	-1.1%	-1.1%

(1)	FairPoint reclassified certain revenues from voice services to data and Internet services to more accurately reflect the underlying nature of services provided.
(2)	For purposes of calculating Consolidated EBITDAR, FairPoint's credit facility allows it to adjust for:
a)	aggregate pension and other post-employment benefits expense (OPEB), net of pension contributions and OPEB cash benefit payments in the period,
b)	other non-cash items except to the extent they will require a cash payment in a future period,
c)	costs related to the restructuring, including professional fees for advisors and consultants, and
d)	other items including success bonuses, severance, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(3)	Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4)	Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

June 30, 2012 and December 31, 2011

(in thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash	$43,770	$17,350
Restricted cash	13,889	24,446
Accounts receivable, net	102,654	104,298
Prepaid expenses	19,464	18,346
Other current assets	3,201	3,312
Deferred income tax, net	16,425	17,915

Total current assets	199,403	185,667
Property, plant and equipment (net of $463.2 million and $280.5 million accumulated depreciation, respectively)	1,543,062	1,663,065
Intangible assets (net of $16.0 million and $10.4 million accumulated amortization, respectively)	122,568	128,145
Debt issue costs, net	1,446	1,779
Restricted cash	651	651
Other assets	10,309	10,338

Total assets	$1,877,439	$1,989,645

Liabilities and Stockholders' Deficit
Current portion of long-term debt	$10,000	$10,000
Current portion of capital lease obligations	1,224	1,252
Accounts payable	61,836	65,184
Claims payable and estimated claims accrual	2,753	22,839
Accrued interest payable	502	508
Other accrued liabilities	71,453	54,348

Total current liabilities	147,768	154,131

Capital lease obligations	2,085	2,690
Accrued pension obligation	156,107	157,961
Employee benefit obligations	556,305	531,634
Deferred income taxes	200,796	245,369
Other long-term liabilities	13,784	14,003
Long-term debt, net of current portion	985,000	990,000

Total long-term liabilities	1,914,077	1,941,657

Total liabilities	2,061,845	2,095,788

Commitments and contingencies
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,232,652 and 26,197,142 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	262	262
Additional paid-in capital	504,217	502,034
Retained deficit	(498,730)	(414,945)
Accumulated other comprehensive loss	(190,155)	(193,494)

Total stockholders' deficit	(184,406)	(106,143)

Total liabilities and stockholders' deficit	$1,877,439	$1,989,645

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three Months ended June 30, 2012 and 2011, Six Months ended June 30, 2012,

One Hundred Fifty-Seven Days ended June 30, 2011 and Twenty-Four Days ended January 24, 2011

(Unaudited)

(in thousands, except per share data)

			Six Months Ended June 30, 2012	One Hundred Fifty-Seven Days Ended June 30, 2011	Predecessor Company
	Three Months Ended June 30,				Twenty-Four Days Ended January 24, 2011
	2012	2011
Revenues	$243,453	$262,636	$491,927	$451,038	$66,378

Operating expenses:
Cost of services and sales, excluding depreciation and amortization	103,960	114,468	225,435	201,641	38,766
Selling, general and administrative expense, excluding depreciation and amortization	86,712	88,316	176,140	151,798	27,161
Depreciation and amortization	93,780	90,614	186,987	153,393	21,515
Reorganization related (income) expense	(2,823)	2,510	(4,215)	5,246	—

Total operating expenses	281,629	295,908	584,347	512,078	87,442

Loss from operations	(38,176)	(33,272)	(92,420)	(61,040)	(21,064)

Other income (expense):
Interest expense	(16,983)	(16,996)	(34,011)	(29,487)	(9,321)
Other	(125)	350	177	831	(132)

Total other expense	(17,108)	(16,646)	(33,834)	(28,656)	(9,453)

Loss before reorganization items and income taxes	(55,284)	(49,918)	(126,254)	(89,696)	(30,517)
Reorganization items	—	—	—	—	897,313

(Loss) income before income taxes	(55,284)	(49,918)	(126,254)	(89,696)	866,796
Income tax benefit (expense)	18,211	22,821	42,469	38,176	(279,889)

Net (loss) income	$(37,073)	$(27,097)	$(83,785)	$(51,520)	$586,907

Weighted average shares outstanding:
Basic	25,984	25,840	25,958	25,831	89,424

Diluted	25,984	25,840	25,958	25,831	89,695

(Loss) earnings per share:
Basic	$(1.43)	$(1.05)	$(3.23)	$(1.99)	$6.56

Diluted	$(1.43)	$(1.05)	$(3.23)	$(1.99)	$6.54

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2012, One Hundred Fifty-Seven Days Ended June 30, 2011

and Twenty-Four Days Ended January 24, 2011

(Unaudited)

(in thousands)

			Predecessor Company
	Six Months Ended June 30, 2012	One Hundred Fifty-Seven Days Ended June 30, 2011	Twenty-Four Days Ended January 24, 2011
Cash flows from operating activities:
Net (loss) income	$(83,785)	$(51,520)	$586,907

Adjustments to reconcile net (loss) income to net cash provided by
(used in) operating activities:
Deferred income taxes	(43,315)	(35,213)	279,868
Provision for uncollectible revenue	1,297	10,070	3,454
Depreciation and amortization	186,987	153,393	21,515
Post-retirement healthcare	25,846	12,850	2,654
Qualified pension	(869)	4,779	986
Other non cash items	457	22	97
Changes in assets and liabilities arising from operations:
Accounts receivable	401	(619)	(7,752)
Prepaid and other assets	(1,269)	4,921	(3,423)
Restricted cash	(9,966)	—	—
Accounts payable and accrued liabilities	6,389	7,790	26,627
Accrued interest payable	(6)	183	9,017
Other assets and liabilities, net	(440)	(1,457)	177
Reorganization adjustments:
Non-cash reorganization income	(4,954)	(709)	(917,358)
Claims payable and estimated claims accrual	(7,518)	(55,858)	(1,096)
Restricted cash—cash claims reserve	20,041	46,932	(82,764)

Total adjustments	173,081	147,084	(667,998)

Net cash provided by (used in) operating activities	89,296	95,564	(81,091)

Cash flows from investing activities:
Net capital additions	(58,327)	(93,369)	(12,477)
Distributions from investments	572	618	—

Net cash used in investing activities	(57,755)	(92,751)	(12,477)

Cash flows from financing activities:
Loan origination costs	—	(884)	(1,500)
Repayments of long-term debt	(5,000)	—	—
Restricted cash	483	1,372	34
Proceeds from exercise of stock options	30	—	—
Repayment of capital lease obligations	(634)	(505)	(201)

Net cash used in financing activities	(5,121)	(17)	(1,667)

Net change	26,420	2,796	(95,235)
Cash, beginning of period	17,350	10,262	105,497

Cash, end of period	$43,770	$13,058	$10,262

Supplemental disclosure of cash flow information:
Capital additions included in accounts payable or claims payable and estimated claims accrual at period-end	$—	$3,297	$1,818
Reorganization costs paid	$620	$16,857	$11,110
Non-cash settlement of claims payable	$7,668	$—	$—